FIRST AMENDMENT TO THE DEBT SETTLEMENT AGREEMENT

THIS FIRST AMENDMENT TO THE DEBT SETTLEMENT AGREEMENT, effective as of June 30, 3018 (“Effective Date”), is made by and among (i) TECNOGLASS INC., a Cayman Islands exempted company (“Tecnoglass” or the “Buyer”), and (ii) GIOVANNI MONTI, an individual (“Seller”).

RECITALS

WHEREAS, Giovanni Monti and Partners Consulting and Glazing Contractors, Inc (“GM&P”) is a consulting and glazing contracting company located in Miami, Florida.

WHEREAS, GM&P has over 15 years of experience in the design and installation of various building enclosure systems such as curtain and window walls.

WHEREAS, on March 1st, 2017 Tecnoglass acquired all shares of GM&P for a total purchase price equal to thirty-five million dollars (US$35,000,000) by means of a Share Purchase Agreement.

WHEREAS, the Seller and the Buyer entered into a First Amendment to the Share Purchase agreement dated March 1, 2017 and Second Amendment to the Share Purchase Agreement on August 29, 2017 where the Parties agreed on the different options and timing of the payment.

WHEREAS, the Parties entered into a Debt Settlement Agreement on May 4, 2018 to agree upon the payment of the outstanding balance of the Share Purchase Agreement, where a portion would be payable via a Seller’s Note.

WHEREAS, the Parties verbally agreed to adjust the Seller’s Note amount under the Debt Settlement Agreement in order to atone the Buyer for a lower than originally forecasted financial performance, mainly identified during the second quarter of 2018 and within the period of completion of projects undertaken by the Seller prior to the acquisition date. As such, the Effective Date shall also signify the completion of the period to carry out such adjustments.

NOW, Seller and Buyer in virtue of section 4.5. of the Debt Settlement Agreement and previous considerations wish to enter into this First Amendment as of the Effective Date agreeing as follows:

ARTICLE 1. Settled amounts. As of the Effective Date, Buyer has paid thirteen million dollars (US$13,000,000) in Tecnoglass Ordinary Shares and twelve million dollars (US$12,000,000) in cash which Seller declares to have received in full. Shares are subject to the lock-up agreement contained in Annex 1 of the Debt Settlement Agreement.

ARTICLE 2. Seller’s Note. As verbally agreed by the Parties, the amount of the Seller’s Note is being reduced to eight million five hundred thousand dollars (US$8,500,000) through a Sellers’ Promissory Note in the terms contained in the Annex of this Agreement, which in all cases will be subordinated to the outstanding senior unsecured notes due by Tecnoglass on 2022.

ARTICLE 3. General Provisions.

3.1. Notices. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, (iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) or email if delivered to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section.

If to Buyer:	Santiago Giraldo
CFO
sgiraldo@tecnoglass.com
Av. Circunvalar a 100 mts de la Via 40
Las Flores, Barranquilla, Colombia
Facsimile: 575 3734090

If to Seller:	Giovanni Monti
gm@gmpglazing.com
800 Caughton Island Drive, Apt 1203
Miami, Florida 33131

3.2. Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

3.3. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

3.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.5. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, all parties.

3.6. Effect and Construction of this Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto.

3.7. Headings. The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect, define, limit or describe the scope of this Agreement or the intent of any section or subsection.

3.8. Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, which shall govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

3.10. Entire Agreement. This Agreement, along with the Disclosure Schedules, Exhibits and all other agreements, instruments or documents to be delivered in connection with this Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

3.11. Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

3.12. Waiver of Jury Trial. THE PARTIES, BY THEIR EXECUTION OF THIS AGREEMENT, WAIVE TRIAL BY JURY IN ANY suit, action, or proceeding relating to or arising out of this Agreement. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES, AND THE PARTIES HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Debt Settlement Agreement as of Effective Date above written and that it supersedes any other forms of payment to the Seller.

BUYER:

TECNOGLASS INC.

By:
Name:	Jose Manuel Daes
Title:	Chief Executive Officer

SELLER:

GIOVANNI MONTI

By:

ANNEX

PROMISORY NOTE

Borrower	Tecnoglass Inc Av. Circunvalar a 100 mts de la Via 40, Barranquilla, Colombia

Lender	Giovanni Monti gm@gmpglazing.com 800 Caughton Island Drive, Apt 1203 Miami, Florida 33131

Loan Type	Unsecured Subordinated to the Notes Bullet

Principal	Eight million five-hundred thousand dollars (US$8.500.000)

Interest Rate	6%

Interest Day Count	30/360

Interest Payment Dates	March 1st and September 1st

First Interest Payment Date	March 1, 2019

Effective Date	June 30, 2018

Maturity Date	March 1st, 2022

Voluntary Prepayments	Yes

ARTICLE 1. Borrower’s promise to pay. On the Effective Date the Borrower promises to payback the Lender, the principal sum of EIGHT MILLION FIVE-HUNDRED THOUSAND US Dollars ($8.500.000) with interest accruing on the unpaid balance. This Note is subordinated to the prior payment in full in cash of all obligations then due with respect to the Senior Notes due 2022 by the Borrower (“Senior Notes”) and subordinated in the right of collateral assignment.

ARTICLE 2. Payments. The Principal Amount is due and payable in one payment on the Maturity Date and is subordinated in right of payment to the Senior Notes.

2.1. The Borrower will pay to the Lender semi-annually the interests accrued on the outstanding debt on the Interest Payment Date.

2.2. Payments shall be first credited any late fees due, then to interest due and any remainder will be credited to principal.

ARTICLE 3. Interests: Interest shall accrue from the Effective Date and shall continue to accrue until this Note is paid in full in accordance to the following provisions:

3.1. Interest will accrue on a 30/360 basis and shall be paid semi-annually as established above, with the First Interest Payment Date due on March 1, 2019.

3.2. The interest rate is 6% per annum, fixed and shall not increase or decrease without mutual consent among the Parties.

3.3. In the event the Borrower fails to pay the note in-full on the Maturity Date, unpaid principal shall accrue interest at the maximum rate allowed by law, until the Borrower is no longer in default.

3.4. Borrower may pre-pay this Note without penalty at any time.

ARTICLE 4. Collateral: This is an unsecured facility and therefore the Lender agrees that there will be no lien nor collateral to be maintained by the Borrower in its favor.

ARTICLE 5. Acceleration: Unless agreed otherwise amongst the parties, if the Borrower is in default under this Note or is in default under another provision of this Note, and such default is not cured within the minimum allotted time by law after written notice of such default, then Lender may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable.

ARTICLE 6. Attorneys’ Fees and Costs: Borrower shall pay all costs incurred by Lender in collecting sums due under this Note after a default, including reasonable attorneys’ fees. If Lender or Borrower sues to enforce this Note or obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

ARTICLE 7. Non-Waiver No failure or delay by Lender in exercising Lender’s rights under this Note shall be considered a waiver of such rights.

ARTICLE 8. Severability: In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

ARTICLE 9. Integration: There are no verbal or other agreements which modify or affect the terms of this Note. This Note may not be modified or amended except by written agreement signed by Borrower and Lender.

ARTICLE 10. Conflicting Terms: The terms of this Note shall control over any conflicting terms in any referenced agreement or document.

ARTICLE 11. Notice: Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed above.

ARTICLE 12. Governing Law and forum selection: This Note shall be governed by and construed in accordance with the laws of Florida, irrespective of its conflict of laws principles. Borrower hereby irrevocably consents to the non-exclusive jurisdiction of the state and federal courts located in Miami-Dade County, Florida for the enforcement of this Note, and further irrevocably agrees that venue shall be proper in Miami-Dade County, Florida.

ARTICLE 13. Entire Agreement. This Note dated June 30, 2018 supersedes any and all other agreements in the same form or purpose issued by the Borrower in favor of the Lender, leaving prior agreements on the same matter without effect.

IN WITNESS WHEREOF, the parties hereto have executed this Promissory Note as of the day and year first above written.

Tecnoglass Inc.

By:
Name:	Jose Manuel Daes
Title:	Chief Executive Officer

Seller

By:	Giovanni Monti